Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329

aimee.punessen@franklinsynergy.com

Franklin Financial Network Reports Record Earnings and Continued Growth in First Quarter 2015

Completes Initial Public Offering and reports 93.7% loan growth over first quarter 2014

Franklin, Tenn., April 22, 2015 – Franklin Financial Network, Inc., (NYSE:FSB) the parent company of Franklin Synergy Bank (the “Bank”), today reported consolidated net income of $3.1 million for the first quarter of 2015, a 104.8% increase compared to $1.5 million for the first quarter of 2014. The increase in net income was attributed to both the acquisition of MidSouth Bank (“MidSouth”) that was completed effective July 1, 2014 and to organic growth experienced during the past year.

Basic earnings per common share for the quarter ending March 31, 2015 totaled $0.39, a 25.8% increase compared to $0.31 for the same period in 2014. On a fully diluted basis, earnings per share were $0.37 for the quarter ended March 31, 2015, compared to fully diluted earnings per share of $0.30 for the quarter ended March 31, 2014, an increase of 23.3%.

“We have an ambitious growth plan that we continue to execute successfully,” noted Richard Herrington, Franklin Financial Network President and CEO. “Our first quarter results were fueled by continued strong loan growth, exceeding our expectations. The Bank’s twenty-fifth profitable quarter continues a trend that rewards our shareholders through increased earnings per share and enhanced profitability.”

First Quarter 2015 Highlights of Franklin Financial Network, Inc. (“FFN”)

Completion of Initial Public Offering

•	On Thursday, March 26, 2015, FFN completed its initial public offering on the New York Stock Exchange (“NYSE”), selling 2.64 million shares of its common stock at an initial offering price of $21.00 per share and raising over $55 million in capital. Herrington noted, “Our stock is now listed on the New York Stock Exchange under the symbol “FSB”. Worldwide, there are only 90 banks listed on the NYSE, and Franklin Synergy Bank is one of them.”

Balance Sheet Growth and Soundness

•

Loans, including loans held for sale, at March 31, 2015 totaled $897.0 million, an increase of $433.9 million from March 31, 2014, a year-over-year growth rate of 93.7%. The MidSouth acquisition added $191.4 million in loans when the transaction closed on July 1, 2014. Loan growth, including loans held for sale, during the first quarter was $91.4 million, or 11.3%, compared to $60.7 million in the fourth quarter of 2014. Loans at December 31, 2014, including loans held for sale, totaled $805.7 million. The majority of the loan growth was in three categories: construction loans, commercial real estate loans, and commercial and industrial loans.

•	Deposits grew to $1.3 billion at March 31, 2015 versus $739.6 million at March 31, 2014, a growth rate of 71.9%. The MidSouth acquisition added $244.4 million in deposits when the transaction closed on July 1, 2014. Deposits grew $99.4 million, or 8.5%, during the first quarter of 2015 when compared with deposits of $1.2 billion at December 31, 2014.

•	At March 31, 2015, assets totaled $1.5 billion, compared to $866.7 million at March 31, 2014, an annual growth rate of 74.2%. The MidSouth acquisition added $293.8 million in assets when the transaction closed on July 1, 2014. Assets grew $153.6 million, or 11.3%, during the first quarter of 2015 when compared with assets of $1.4 billion at December 31, 2014.

•	Non-performing assets decreased $226 thousand, or 12.1%, to $1.6 million from the December 31, 2014 total of $1.9 million due to sales of two foreclosed properties during the first quarter of 2015. Non-performing assets as a percent of total assets were 0.1% at March 31, 2015 and at December 31, 2014. When compared with March 31, 2014, non-performing assets decreased approximately $961 thousand, or 36.9%. As a percent of total assets, non-performing assets were 0.3 % at March 31, 2014.

Profitability

•	Net Interest income increased to $12.1 million for the quarter ended March 31, 2015, up from $7.1 million for the same period in 2014, a 71.3% increase. Earning asset growth and improved interest margins related to purchase accounting adjustments combined with the Company’s decreased cost of funds related to deposits drove the increase in net interest income. The net interest margin for the quarter ended March 31, 2015 increased to 3.65%, compared to 3.55% for the quarter ended March 31, 2014.

•	The net interest margin for the quarter ended March 31, 2015 decreased to 3.65%, from 3.97% for the quarter ended December 31, 2014. The net interest margin decrease in first quarter 2015 from fourth quarter 2014 reflects the effects of the seasonality of county deposits, purchase accounting adjustments, and competition.

•	Noninterest income for the quarter ended March 31, 2015, was $3.2 million, compared to $1.4 million for the quarter ended March 31, 2014, representing a 126.2% increase. Noninterest income for the first quarter increased 9.9% from fourth quarter of 2014 noninterest income of $2.9 million. The substantial increase in noninterest income was attributed to significant increase in the gain from sales of mortgage loans during first quarter 2015. Increased loan volume and improved margins on the loans sold accounted for $863 thousand of the increase in non-interest income when compared with first quarter 2014. When comparing first quarter 2015 with first quarter 2014, the Company also experienced increases in gains from the sales of securities of $407 thousand, in other services charges and fees of $382 thousand.

•	Noninterest expense for the quarter ended March 31, 2015 was $9.6 million, a 75.2% increase over the first quarter 2014 noninterest expense of $5.5 million. When comparing first quarter 2015 with first quarter 2014, the following represent the largest increases in noninterest expense:

•	Salaries and employee benefits increased $2.1 million primarily due to the personnel added during the acquisition of MidSouth Bank in July 2014 and due to the commissions paid on the increased mortgage origination volume in the first quarter of 2015.

•	Occupancy and equipment expense increased $793 thousand related to: (1) the Rutherford County offices added during the MidSouth acquisition; (2) the expansion of the Company’s Williamson County headquarters; and (3) the relocation of two Williamson County office locations during the second half of 2014.

•	Other noninterest expense increased $991 thousand primarily due to the following: (1) electronic banking expenses increased $176 thousand in first quarter 2015 due to the increased usage of electronic banking services by the Company’s customers, much of which was due to the composition of the customer base from the MidSouth acquisition, which was more consumer-based and increased the volume of debit card transactions, internet banking transactions, and other types of automated transactions; (2) amortization of the core deposit intangible that resulted from the acquisition of MidSouth increased noninterest expense by $172 thousand; and (3) other noninterest expense increased $643 thousand due to a variety of expense items that include, but are not limited to, deposit expenses, franchise taxes, mortgage lending expenses, meals and travel, communications expenses, etc.

Noninterest expense for the first quarter of 2015 was $242 thousand, or 2.5%, less than the fourth quarter 2014 noninterest expense of $9.9 million.

•	Provision for loan and lease losses for the quarter ended March 31, 2015 was $625 thousand versus $385 thousand for the quarter ended March 31, 2014, and $885 thousand for the fourth quarter of 2014. Significant loan growth drove the increase in provision for loan and lease losses from first quarter 2014 to first quarter 2015.

“We remain excited about our performance and about the Bank’s achievements,” Herrington said. “The key to our success has been adding the top bankers in our markets to our team. That single factor offers us the best opportunity to find continued growth opportunities in our markets.”

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management, wealth management, trust and financial planning services for consumers and businesses. Franklin Synergy earned its first profit in 2009, after just five quarters of operation. The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to be the largest bank doing business in Williamson County. The bank is also the top deposit market share bank in Franklin, Tennessee.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

This media release contains forward-looking statements. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products, market acceptance and the proposed merger with MidSouth Bank. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.

Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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Franklin Financial Network, Inc.

FRANKLIN FINANCIAL NETWORK

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share data)	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and due from financial institutions	$48,580	$49,347
Certificates of deposit at other financial institutions	250	250
Securities available for sale	456,520	395,705
Securities held to maturity (fair value 2015—$51,461 and 2014—$53,741)	50,650	53,332
Loans held for sale, at fair value	22,462	18,462
Loans	874,539	787,188
Allowance for loan losses	(7,308)	(6,680)

Net loans	867,231	780,508

Restricted equity securities, at cost	5,731	5,349
Premises and equipment, net	9,731	9,664
Accrued interest receivable	3,984	3,545
Bank owned life insurance	21,776	11,664
Deferred tax asset	5,675	6,780
Buildings held for sale	—	4,080
Foreclosed assets	453	715
Servicing rights, net	3,113	3,053
Goodwill	9,124	9,124
Core deposit intangible, net	2,526	2,698
Other assets	1,624	1,551

Total assets	$1,509,430	$1,355,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$156,062	$150,337
Interest bearing	1,115,540	1,021,896

Total deposits	1,271,602	1,172,233
Federal funds purchased and repurchase agreements	35,718	39,078
Federal Home Loan Bank advances	19,000	19,000
Accrued interest payable	552	421
Other liabilities	4,017	3,296

Total liabilities	1,330,889	1,234,028
Shareholders’ equity
Senior non-cumulative preferred stock, no par value, $10,000 liquidation value: Series A, 1,000,000 shares authorized; 10,000 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	10,000	10,000
Common stock, no par value; 20,000,000 and 10,000,000 shares authorized; 10,465,930 and 7,756,411 issued at March 31, 2015 and December 31, 2014, respectively	146,330	94,251
Retained earnings	18,479	15,372
Accumulated other comprehensive income	3,732	2,176

Total shareholders’ equity	178,541	121,799

Total liabilities and shareholders’ equity	$1,509,430	$1,355,827

FRANKLIN FINANCIAL NETWORK, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,
	2015	2014
Interest income and dividends
Loans, including fees	$11,154	$5,918
Securities:
Taxable	2,665	2,303
Tax-Exempt	20	20
Dividends on restricted equity securities	67	40
Federal funds sold and other	20	18

Total interest income	13,926	8,299

Interest expense
Deposits	1,633	1,148
Federal funds purchased and repurchase agreements	71	27
Federal Home Loan Bank advances	65	29

Total interest expense	1,769	1,204

Net interest income	12,157	7,095
Provision for loan losses	625	385

Net interest income after provision for loan losses	11,532	6,710

Noninterest income
Service charges on deposit accounts	16	12
Other service charges and fees	618	236
Net gains on sale of loans	1,647	784
Loan servicing fees, net	43	12
Gain on sale of securities	415	8
Net gain on sale and write-down of foreclosed assets	6	33
Other	470	336

Total noninterest income	3,215	1,421

Noninterest expense
Salaries and employee benefits	5,681	3,545
Occupancy and equipment	1,579	786
FDIC assessment expense	214	119
Marketing	220	111
Professional fees	359	354
Other	1,568	577

Total noninterest expense	9,621	5,492

Income before income tax expense	5,126	2,639
Income tax expense	1,994	1,110

Net income	3,132	1,529
Dividends paid on Series A preferred stock	(25)	(25)

Net income available to common shareholders	$3,107	$1,504

Earnings per share:
Basic	$0.39	$0.31
Diluted	0.37	0.30

FRANKLIN FINANCIAL NETWORK, INC.

AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED)

(Amounts in thousands, except percentages)

	Three Months Ended March 31,
	2015			2014
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$845,437	$11,154	5.35%	$445,583	$5,918	5.39%
Securities available for sale(6)	408,189	2,321	2.31%	275,569	1,928	2.84%
Securities held to maturity	52,513	364	2.81%	58,344	395	2.75%
Certificates of deposit at other financial institutions	250	1	1.62%	—	—	0.00%
Federal funds sold and other(2)	44,962	86	0.78%	30,058	58	0.78%

TOTAL INTEREST EARNING ASSETS	$1,351,351	$13,926	4.18%	$809,554	$8,299	4.16%
Allowance for loan losses	(7,043)			(5,062)
All other assets	69,350			30,700

TOTAL ASSETS	$1,413,658			$835,192
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Interest checking	$301,147	$174	0.23%	$210,039	$166	0.32%
Money market	394,082	585	0.60%	237,938	442	0.75%
Savings	30,615	35	0.46%	19,741	25	0.51%
Time deposits	340,509	839	1.00%	203,921	515	1.02%
Federal Home Loan Bank advances	23,133	65	1.14%	20,167	29	0.58%
Federal funds purchased and other(3)	42,871	71	0.67%	13,172	27	0.83%

TOTAL INTEREST BEARING LIABILITIES	$1,132,357	$1,769	0.63%	$704,978	$1,204	0.69%
Demand deposits	150,108			59,754
Other liabilities	5,895			2,532
Total shareholders’ equity	125,298			67,928

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,413,658			$835,192
NET INTEREST SPREAD(4)			3.55%			3.47%
NET INTEREST INCOME		$12,157			$7,095
NET INTEREST MARGIN(5)			3.65%			3.55%

(1)	Loan balances include both loans held in the Bank’s portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.
(2)	Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates exclude the effects of a tax equivalent adjustment to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.
(7)	Averages balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC.

SUMMARY QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

(Amounts in thousands, except per share data and percentages)

	As of and for the three months ended
	Mar 31, 2015	Dec 31, 2014	Sept 30, 2014	Jun 30, 2014	Mar 31, 2014

Income Statement Data ($):
Interest income	13,926	13,742	12,692	8,699	8,299
Interest expense	1,769	1,619	1,565	1,351	1,204
Net interest income	12,157	12,123	11,127	7,348	7,095
Provision for loan losses	625	885	664	440	385
Noninterest income	3,215	2,926	3,274	2,430	1,421
Noninterest expense	9,621	9,863	10,389	6,078	5,492
Net Income before taxes	5,126	4,301	3,348	3,260	2,639
Provision for taxes	1,994	1,466	1,333	1,225	1,110
Net income	3,132	2,835	2,015	2,035	1,529
Net income available to common shareholders	3,107	2,810	1,990	2,010	1,504
Earnings per share, basic	0.39	0.36	0.26	0.41	0.31
Earnings per share, diluted	0.37	0.34	0.25	0.40	0.30

Profitability (%)
Return on average assets	0.90	0.88	0.67	0.94	0.74
Return on average equity	10.14	9.40	7.02	11.47	9.13
Return on average tangible common equity	12.18	11.42	8.20	13.23	10.58
Efficiency ratio	62.59	65.54	72.14	62.16	64.49
Net Interest margin	3.65	3.97	3.86	3.48	3.55

Balance Sheet Data ($):
Loans (including HFS)	897,001	805,650	744,927	501,664	463,137
Loan loss reserve	7,308	6,680	5,883	5,771	5,304
Cash	48,580	49,347	36,657	26,054	30,870
Securities	507,170	449,037	403,043	322,607	351,850
Goodwill	9,124	9,124	9,121	157	157
Intangible assets	2,585	2,762	2,953	83	88
Assets	1,509,430	1,355,827	1,238,579	872,142	866,685
Deposits	1,271,602	1,172,233	1,051,558	747,324	739,634
Liabilities	1,330,889	1,234,028	1,122,125	797,943	797,858
Total equity	178,541	121,799	116,454	74,199	68,827
Common equity	168,541	111,799	106,454	64,199	58,827
Tangible Common equity	156,832	99,913	94,380	63,959	58,582

Asset Quality (%)
Nonperforming loans/ total loans	0.14	0.15	0.47	0.34	0.58
Nonperforming assets / total loans + OREO	0.19	0.24	0.70	0.58	0.58
Loan loss reserve / loans (excluding HFS)	0.84	0.85	0.82	1.19	1.17
Net charge-offs / average loans	0.00	0.04	0.30	(0.02)	(0.02)

Capital (%)
Tangible common equity to tangible assets	10.47	7.43	7.70	7.34	6.76
Leverage ratio(1)	11.47	8.57	8.83	8.39	8.48
Tier 1 common ratio(1)	13.97	10.51	11.17	11.10	11.38
Tier 1 risk-based capital ratio(1)	14.90	11.58	12.35	12.86	13.24
Total risk-based capital ratio(1)	15.58	12.30	13.05	13.88	14.23

(1)	Capital ratios for March 31, 2015 are estimates, since the Company’s quarterly regulatory reports have not yet been filed.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:

•	“Common shareholders’ equity” is defined as total shareholders’ equity at end of period less the liquidation preference value of the preferred stock;

•	“Tangible common shareholders’ equity” is common shareholders’ equity less goodwill and other intangible assets;

•	“Total tangible assets” is defined as total assets less goodwill and other intangible assets;

•	“Other intangible assets” is defined as the sum of core deposit intangible and SBA servicing rights;

•	“Tangible book value per share” is defined as tangible common shareholders’ equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;

•	“Tangible common shareholders’ equity ratio” is defined as the ratio of tangible common shareholders’ equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;

•	“Return on Average Tangible Common Equity” is defined as net income available to common shareholders divided by average tangible common shareholders’ equity;

•	“Efficiency ratio” is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income;

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

	As of or for the Three Months Ended
(Amounts in thousands, except share/ per share data and percentages)	Mar 31, 2015	Dec 31, 2014	Sept 30, 2014	Jun 30, 2014	Mar 31, 2014
Total shareholders’ equity	$178,541	$121,799	$116,454	$74,199	$68,827
Less: Preferred stock	10,000	10,000	10,000	10,000	10,000

Total common shareholders’ equity	168,541	111,799	106,454	64,199	58,827
Less: Goodwill and other intangibles	11,709	11,886	12,074	240	245

Tangible common shareholders’ equity	$156,832	$99,913	$94,380	$63,959	$58,582
Common shares outstanding	10,465,930	7,756,411	7,739,644	4,915,907	4,862,778

Tangible book value per share	$14.99	$12.88	$12.19	$13.01	$12.05

Net income available to common shareholders	$3,107	$2,810	$1,990	$2,010	$1,504
Average tangible common equity	103,475	97,630	96,310	60,915	57,679

Return on average tangible common equity	12.18%	11.42%	8.20%	13.23%	10.58%

Efficiency Ratio:
Net interest income	$12,157	$12,123	$11,127	$7,348	$7,095
Noninterest income	3,215	2,926	3,274	2,430	1,421

Operating revenue	15,372	15,049	14,401	9,778	8,516
Expense
Total noninterest expense	9,621	9,863	10,389	6,078	5,492

Efficiency ratio	62.59%	65.54%	72.14%	62.16%	64.49%